Exhibit 99.1

Press Release

May 23, 2008	Contact Information:

For Immediate Release	Todd A. Adams
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord LLC Reports Record Fourth Quarter and Full Year Results for Fiscal 2008

Call scheduled for Thursday, May 29, 2008 at 10:00 a.m. Eastern Time

MILWAUKEE, WI – May 23, 2008

Rexnord LLC, a leading diversified, multi-platform industrial company comprised of key platforms in power transmission and water management products, today reported summary results for the fourth quarter and full year ended March 31, 2008. The fourth quarter and full year results include the results of GA Industries from the date of its acquisition by Rexnord of January 31, 2008. The prior year fourth quarter and full year results were impacted by the Canal Street accident in December 2006, which adversely impacted sales and operating earnings. The estimated impact is included in a table below. Throughout this release, we will refer to “core sales growth”, which is defined as growth in year-over-year sales in both existing and acquired businesses and adjusting the prior year fourth quarter and full year for the mid-point of the adverse impact of the Canal Street accident.

Fourth Quarter Highlights:

•	Fourth quarter sales were $502.3 million, an increase of $116.2 million or 30.1% over the prior year fourth quarter; fourth quarter consolidated core sales growth was 8.0%

•	Power Transmission (“PT”) fourth quarter sales were $372.6 million, an increase of $56.0 million or 17.7% over the prior year fourth quarter; PT core sales growth in the fourth quarter was 9.4%

•	Water Management (“WM”) fourth quarter sales were $129.7 million; WM core sales growth in the fourth quarter was 4.3%

•

Fourth quarter income from operations was $56.2 million, or 11.2% of sales, and includes an $11.2 million loss on divestiture related to the previously announced sale of a French subsidiary, Rexnord SAS, compared to $61.0 million, or 15.8% of sales in the prior year fourth quarter

•

Fourth quarter Adjusted EBITDA was $100.6 million, or 20.0% of sales, an increase of 12.0% compared to the prior year fourth quarter Pro Forma Adjusted EBITDA(1) of $89.8 million; prior year fourth quarter reported Adjusted EBITDA was $80.8 million.

•	PT fourth quarter Adjusted EBITDA was $80.0 million, or 21.5% of sales, an increase of $8.5 million or 11.9% over the prior year quarter of $71.5 million

•

WM fourth quarter Adjusted EBITDA was $24.8 million, or 19.1% of sales, an increase of 25.3% compared to the prior year fourth quarter Pro Forma Adjusted EBITDA(2) of $19.8 million; prior year fourth quarter reported Adjusted EBITDA was $14.0 million

•

Debt to EBITDA (pro forma for the GA Industries acquisition) was 5.3x at the end of the fourth quarter, compared to 6.2x at the end of March 2007; net debt (debt less cash) increased by $18.8 million in the fourth quarter and decreased by $108.2 million in fiscal 2008 and includes the net cash payment of $73.7 million for the GA Industries acquisition in January 2008; net debt leverage as of the end of fiscal 2008 was 4.9x. Cash balances as of March 31, 2008 are $141.9 million, an increase of $85.8 million compared to the cash balance of $56.1 million as of March 31, 2007.

1)	Pro Forma Adjusted EBITDA is defined in the Company’s credit agreement and includes reported prior year fourth quarter Adjusted EBITDA of $80.8 million, plus the EBITDA of the acquired Zurn business of $5.8 million, plus other pro forma adjustments related to the Jacuzzi acquisition of $3.2 million.
2)	Pro Forma Adjusted EBITDA is defined in the Company’s credit agreement and includes reported WM prior year fourth quarter Adjusted EBITDA of $14.0 million, plus the EBITDA of the acquired Zurn business of $5.8 million.

Fiscal 2008 Highlights:

•	Fiscal 2008 sales were $1,853.5 million, an increase of $597.8 million or 47.6% over prior year; fiscal 2008 consolidated core sales growth was 9.1%

•	PT fiscal 2008 sales were $1,342.3 million, an increase of $156.1 million or 13.2% over prior year; PT core sales growth in fiscal 2008 was 9.3%

•	WM fiscal 2008 sales were $511.2 million; WM core sales growth in fiscal 2008 was 8.6%

•

Fiscal 2008 income from operations was $259.0 million, or 14.0% of sales, and includes an $11.2 million loss on divestiture related to the previously announced sale of a French subsidiary, Rexnord SAS, compared to $78.8 million, or 6.3% of sales in the prior fiscal year

•

Fiscal 2008 Adjusted EBITDA was $374.1 million, or 20.2% of sales, an increase of 12.6% compared to the prior year Pro Forma Adjusted EBITDA(3) of $332.3 million; prior year reported Adjusted EBITDA was $238.8 million

•	PT fiscal 2008 Adjusted EBITDA was $277.7 million, or 20.7% of sales, an increase of $36.2 million or 15.0% over prior year

•

WM fiscal 2008 Adjusted EBITDA was $107.9 million, or 21.1% of sales, an increase of 14.4% compared to the prior year Pro Forma Adjusted EBITDA(4) of $94.3 million; prior year reported Adjusted EBITDA was $14.0 million

•	Fiscal 2008 cash flow from operations was $232.8 million, an increase of $174.5 million over prior year

•

Backlog grew $117 million from $424 million to $541 million during fiscal 2008. Backlog within the PT segment increased $33 million or 8.2% to $438 million. WM backlog grew $84 million to $103 million primarily due to the GA Industries acquisition, which accounts for $81 million of the WM backlog at March 31, 2008.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “Our solid fourth quarter performance completes what has been a record year in fiscal 2008 for Rexnord in terms of growth, margin expansion and cash flow generation. Our core sales growth of 8.0% in the fourth quarter and 9.1% in fiscal 2008 demonstrates the success we’ve had in positioning the company around delivering sustainable, core growth in both our platforms. In addition to our strong core sales growth, our overall operating performance continues to improve as our consolidated EBITDA margins expanded by 120 basis points to 20.2% in fiscal 2008. Additionally, we reduced our trade working capital by $41 million in the year, resulting in record free cash flow (cash flow from operations less capital expenditures) of $178 million or 435% of net income in fiscal 2008. Finally, in the fourth quarter we completed the previously announced acquisition of GA Industries, which expands our presence into the end market of water and wastewater treatment, and positions our water management platform for continued growth.”

Hitt added, “As pleased as we are with the financial performance in fiscal 2008, we’re actually more excited about accelerating the execution of our strategy into the future. Over the past couple of years, we’ve positioned the company into a diverse, multi-platform industrial company by focusing on four key areas: delivering growth – both organic and via acquisitions; creating sustainable competitive advantages in both our platforms; relentlessly implementing our business system - RBS; and finally, delivering superior financial performance. In power transmission, we’re extremely well positioned to grow organically as we continue to penetrate the key end markets of mining, energy, aerospace, and cement and aggregates – with a substantial portion of this growth coming internationally. In our water management platform, we continue to see growth opportunities, despite tough market conditions, by delivering innovative new products to the marketplace focused on water conservation and green building applications that provide customers real economic savings. As we look ahead into the next year, the underlying economic conditions will be tougher than what they were throughout the past fiscal year, as residential and commercial construction continue to experience unprecedented declines in starts and square footage put-in-place, coupled with double-digit material cost inflation in various metals and transport costs across most of our business. While we’re certain this will present some challenges, we are confident that the sustainable competitive advantages we’ve built in both platforms, coupled with our diversity, business system – RBS, and focus on operational execution should allow us to outperform our competition and post solid financial results in fiscal 2009. Our optimism is bolstered by the fact

3)	Pro Forma Adjusted EBITDA is defined in the Company’s credit agreement and includes reported prior year Adjusted EBITDA of $238.8 million, plus the EBITDA of the acquired Zurn business of $80.3 million, plus other pro forma adjustments related to the Jacuzzi acquisition of $13.2 million.
4)	Pro Forma Adjusted EBITDA is defined in the Company’s credit agreement and includes reported WM prior year Adjusted EBITDA of $14.0 million plus the EBITDA of the acquired Zurn business of $80.3 million.

that we’re starting the year with a record backlog of $541 million, an increase of approximately 28% from where we started this past fiscal year. We’re also closely monitoring inventory levels in the distribution channels for our products in the aftermarket to ensure they remain healthy as well as proactively addressing the impact of material cost inflation in our businesses.”

Hitt concluded, “As we look forward to fiscal year 2009, we will continue to focus on the needs of our customers while continuing to reduce our leverage by focusing on driving organic growth, expanding margins and generating cash to reduce our debt.”

Canal Street Accident Business Interruption Impact Estimate Summary
Fiscal 2008	Quarter Ended March 31, 2008	Full Year Ended March 31, 2008	Memo: Accident to Date
Sales	n/a	($4.5 - $6.5) million	($41.5 - $52.5) million
Operating Income	n/a	($2.0 - $2.8) million	($16.0 - $24.8) million

Less: Recoveries under insurance policies related to Business Interruption	n/a	$11.1 million	$21.1 million

Fiscal 2007	Quarter Ended March 31, 2007	Full Year Ended March 31, 2007
Sales	($22.0 - $26.0) million	($37.0 - $46.0) million
Operating Income	($8.0 - $12.0) million	($14.0 - $22.0) million

Less: Recoveries under insurance policies related to Business Interruption	$10.0 million	$10.0 million

Fourth Quarter – 8.0% core sales growth (adjusted to include prior year WM pro-forma results & adjusting for mid-point of Canal Street accident); Adjusted EBITDA $100.6 million or 20.0% of sales

Sales in the fourth quarter of fiscal 2008 were $502.3 million, an increase of $116.2 million or 30.1% from the prior year fourth quarter. PT sales in the fourth quarter of fiscal 2008 were $372.6 million, an increase of $56.0 million or 17.7% from the prior year fourth quarter. While difficult to determine, the Company estimates that prior year fourth quarter sales were adversely impacted by approximately $22.0 to $26.0 million due to the Canal Street accident. The balance of the PT growth was driven by strength in our power transmission products end markets of mining, energy, aerospace, and cement and aggregates. The balance of the sales increase was a result of the inclusion of the WM platform for an entire quarter in fiscal 2008 compared to a partial quarter in fiscal 2007 and accounts for $60.2 million of the year-over-year growth. Fourth quarter sales in the WM platform of $129.7 million represent core growth of 4.3% over the prior year pro forma period. Foreign currency fluctuations favorably impacted sales by approximately $15.0 million during the quarter as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the fourth quarter was $100.6 million, an increase of 24.5% or $19.8 million over the fourth quarter of fiscal 2007. PT Adjusted EBITDA in the fourth quarter was $80.0 million or 21.5% of sales, an increase of 11.9%. WM Adjusted EBITDA in the fourth quarter was $24.8 million, or 19.1% of sales.

Adjusted EBITDA was not impacted during the fourth quarter of fiscal 2008 as a result of the Canal Street accident. The Company estimates that Adjusted EBITDA was adversely impacted by approximately $8.0 to $12.0 million in the prior year fourth quarter.

Gross profit margins in the fourth quarter of fiscal 2008 expanded 30 basis points, to 32.7% of net sales, to $164.3 million. Inventory purchase accounting adjustments and LIFO expense unfavorably impacted fourth quarter gross profit margins by approximately 90 basis points whereas the prior year quarter’s gross profit margin of 32.4% was favorably impacted by net inventory purchase accounting adjustments and LIFO income of approximately 60 basis points.

SG&A expense in the fourth quarter of fiscal 2008 declined 50 basis points to 16.9% of net sales.

Fiscal 2008 – 9.1% core sales growth (adjusted to include prior year WM pro-forma results & adjusting for mid-point of Canal Street accident); Adjusted EBITDA margins grow to 20.2% of sales

Sales in fiscal 2008 were $1,853.5 million, an increase of $597.8 million or 47.6% over sales in fiscal 2007. PT sales in fiscal 2008 were $1,342.3 million, an increase of $156.1 million or 13.2% from fiscal 2007. The PT growth was driven by strength in our power transmission products end markets of mining, energy, aerospace, and cement and aggregates and the recovery from the Canal Street accident in fiscal 2008. The balance of the sales increase was a result of the inclusion of the WM platform, which accounted for $441.7 million of the year-over-year growth. Foreign currency fluctuations also favorably impacted sales by approximately $40.0 million during fiscal 2008 as the Euro and Canadian dollar strengthened against the U.S. dollar compared to the prior year. The Canal

Street accident reduced production and shipments from the Canal Street facility, creating a business interruption that we estimate adversely impacted sales in fiscal 2008 by approximately $4.5 to $6.5 million. The Company estimates that prior year’s sales were adversely impacted by approximately $37.0 to $46.0 million due to the Canal Street accident.

Adjusted EBITDA in fiscal 2008 was $374.1 million, an increase of 56.7% or $135.3 million over fiscal 2007. Adjusted EBITDA margins in fiscal 2008 increased 120 basis points to 20.2% compared to fiscal 2007. PT Adjusted EBITDA in fiscal 2008 was $277.7 million or 20.7% of sales, an increase of 15.0% over fiscal 2007, and includes $4.4 million of severance costs related to an organizational re-alignment. WM Adjusted EBITDA in fiscal 2008 was $107.9 million, or 21.1% of sales.

The Company estimates that Adjusted EBITDA was adversely impacted by approximately $2.0 to $2.8 million in fiscal 2008 as a result of the Canal Street accident and resulting business interruption. The Company estimates that Adjusted EBITDA was adversely impacted by approximately $14.0 to $22.0 million in the prior year. During fiscal 2008, we recorded $11.1 million of recoveries under the Company’s business interruption insurance policy.

Gross profit margins in fiscal 2008 expanded 150 basis points to 32.5% of net sales, or to $603.1 million. During fiscal 2008, net inventory purchase accounting adjustments and LIFO income unfavorably impacted gross profit margins by approximately 60 basis points. Gross profit margins in the prior year of 31.0% were unfavorably impacted by net inventory purchase accounting adjustments and LIFO income by 50 basis points. Gross profit margins in fiscal 2008 were also negatively impacted by approximately 20 basis points due to $2.7 million of severance costs related to an organizational re-alignment within the PT segment.

SG&A expense in fiscal 2008 declined 90 basis points to 16.8% of net sales and included $1.7 million of severance costs related to an organizational re-alignment within the PT segment.

Leverage declines to 5.3x at March 31, 2008; Net debt leverage of 4.9x at March 31, 2008

At the end of fiscal year 2008, the Company had total debt of $2,024.5 million, a reduction of $22.4 million from the end of fiscal year 2007. The Company also had cash on hand of $141.9 million as of March 31, 2008, an increase of $85.8 million from March 31, 2007. The Company’s leverage ratio (Debt to EBITDA as defined in the Company’s credit agreement) as of March 31, 2008 was 5.3x, compared to 6.2x at the end of March 2007 and 6.8x as of the date of the Apollo acquisition on July 21, 2006. Net debt leverage as of the end of fiscal year 2008 was 4.9x.

Canal Street Facility Accident Update

In fiscal 2008, the Company finalized insurance matters related to the Canal Street accident. Since the date of the accident, the Company received cash from its insurance carrier totaling $71.4 million, including $34.4 million in fiscal 2008. Of the total amount received, $21.1 million has been allocated to business interruption. The Company did not experience, and does not expect to experience, any material adverse impact to liquidity, cash or its leverage profile as a result of the accident.

Acquisition of GA Industries

On January 31, 2008, the Company utilized existing cash balances to purchase GA Industries, Inc. (“GA”) for $73.7 million, net of $3.2 million of cash acquired. This acquisition expanded our WM platform into the water and wastewater treatment markets, specifically in municipal, hydropower and industrial environments. GA Industries, Inc. is comprised of GA Industries and Rodney Hunt Company, Inc. GA Industries is a manufacturer of automatic control valves, check valves and air valves. Rodney Hunt Company, Inc., its wholly owned subsidiary at the time of closing, is a leader in the design and manufacturer of sluice/slide gates, butterfly valves, cone valves and actuation systems.

Sale of Rexnord SAS

On March 28, 2008, the Company sold a French subsidiary, Rexnord SAS, to members of that company’s local management team for €1 (one Euro), subject to a customary post-close working capital adjustment. Rexnord SAS was a wholly owned subsidiary located in Raon, France with approximately 140 employees. This entity occupied a 217,000 square foot manufacturing facility that supported portions of the Company’s European PT business. In connection with the sale, the Company recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs), which was recognized in the Company’s fourth quarter of the year ended March 31, 2008. Also as part of the transaction, the Company signed a supplemental commercial agreement defining the prospective commercial relationship between the Company and the divested entity (“PTP Industry”). Through this agreement, the Company will retain its direct access to key regional distributors and in return has agreed to purchase from PTP Industry certain locally manufactured coupling product lines and components to serve its local customer base. The divestiture is not expected to have a material impact on the Company’s overall capabilities or results of operations.

Continued Dumping and Subsidy Offset Act (CDSOA)

The U.S. government has eight anti-dumping duty orders in effect against certain foreign producers of ball bearings exported from six countries, tapered roller bearings from China and spherical plain bearings from France. The foreign producers of the ball bearing orders are located in France, Germany, Italy, Japan, Singapore and the United Kingdom. The Company is a producer of ball bearing products in the United States. The CDSOA provides for distribution of monies collected by Customs and Border Protection (“CBP”) from anti-dumping cases to qualifying producers, on a pro rata basis, where the domestic producers have continued to invest their technology, equipment and people in products that were the subject of the anti-dumping orders. As a result of providing relevant information to CBP regarding historical manufacturing, personnel and development costs for the calendar years 2007 and 2006 and prior, the Company received $1.4 million and $8.8 million, its pro rata share of the total CDSOA distribution, during the year ended March 31, 2008 and the period from July 22, 2006 through March 31, 2007, respectively, which is included in other income (expense), net on the consolidated statement of operations.

In February 2006, U.S. legislation was enacted that ends CDSOA distributions for imports covered by anti-dumping duty orders entering the U.S. after September 30, 2007. Because monies were collected by CBP until September 30, 2007 and for prior year entries, the Company may receive some additional distributions; however, because of pending cases, 2006 legislation, and the administrative operation of law, the Company cannot reasonably estimate the amount of CDSOA distributions it will receive in future years, if any.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. See the Consolidated Statements of Cash Flows included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the table that follows. Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified in the table that follows. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 7,400 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Our water management products are sold primarily under the Zurn, Wilkins, GA Industries and Rodney Hunt brand names, and our products include specification drainage, PEX, water control, commercial brass products, check valves, butterfly valves, slide/sluice gates and hydraulic actuation systems. Additional information about the Company can be found at www.rexnord.com and www.zurn.com.

Conference Call Details

Rexnord will hold a conference call on May 29, 2008 at 10:00 a.m. Eastern Time to discuss its fiscal year 2008 results, provide a general business update and respond to investor questions. Rexnord CEO Robert Hitt and CFO Todd Adams will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: (888) 271-8604

International toll #: (913) 312-6671

Access Code: 5549839

If you are unable to participate during the live teleconference, a replay of the conference call will be available until 1:00 p.m. Eastern Time, June 6, 2008. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) with access code 5549839.

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord LLC as of the date of the release, and Rexnord LLC assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(in millions)

	(Unaudited)
	Fourth Quarter Ended March 31,		Fiscal Year and Periods Ended
					Predecessor
	2008	2007	March 31, 2008	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006
Net sales	$502.3	$386.1	$1,853.5	$921.5	$334.2
Cost of sales	338.0	260.9	1,250.4	628.2	237.7

Gross profit	164.3	125.2	603.1	293.3	96.5
Selling, general and administrative expenses	84.7	67.2	312.2	159.3	63.1
Loss on divestiture	11.2	—	11.2	—	—
Gain on Canal Street accident, net	—	(13.9)	(29.2)	(6.0)	—
Transaction-related costs	—	—	—	—	62.7
Amortization of intangible assets	12.2	10.9	49.9	26.9	5.0

Income (loss) from operations	56.2	61.0	259.0	113.1	(34.3)
Non-operating income (expense):
Interest expense, net	(46.6)	(41.3)	(191.8)	(105.0)	(21.0)
Other income (expense), net	0.2	(1.3)	(5.3)	5.7	(0.4)

Income (loss) before income taxes	9.8	18.4	61.9	13.8	(55.7)
(Benefit) provision for income taxes	(1.9)	11.4	21.0	10.9	(16.1)

Net income (loss)	$11.7	$7.0	$40.9	$2.9	$(39.6)

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions, except share amounts)

	March 31, 2008	March 31, 2007
Assets
Current assets:
Cash	$141.9	$56.1
Receivables, net	288.5	254.4
Inventories, net	370.3	384.3
Other current assets	35.0	26.3

Total current assets	835.7	721.1

Property, plant and equipment, net	443.3	437.1
Intangible assets, net	883.9	987.7
Goodwill	1,331.7	1,294.2
Insurance for asbestos claims	134.0	136.0
Pension assets	101.8	114.6
Other assets	74.8	82.5

Total assets	$3,805.2	$3,773.2

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.9	$2.2
Trade payables	178.6	154.4
Income taxes payable	4.8	3.5
Deferred income taxes	11.7	16.9
Compensation and benefits	71.3	52.9
Current portion of pension obligations	3.0	9.4
Current portion of postretirement benefit obligations	3.6	4.9
Interest payable	27.4	30.5
Other current liabilities	95.8	74.8

Total current liabilities	399.1	349.5

Long-term debt	2,021.6	2,044.7
Pension obligations	69.0	68.8
Postretirement benefit obligations	49.5	52.3
Deferred income taxes	318.2	381.3
Reserve for asbestos claims	134.0	136.0
Other liabilities	69.2	41.0

Total liabilities	3,060.6	3,073.6

Stockholders’ equity:
Common stock, $0.01 par value; at March 31, 2008, 3,000 shares were authorized and 1,000 shares were issued and outstanding; at March 31, 2007, 100,000 shares were authorized and 1,000 shares were issued and outstanding	0.1	0.1
Additional paid in capital	700.7	693.3
Retained earnings	43.8	2.9
Accumulated other comprehensive income	—	3.3

Total stockholders’ equity	744.6	699.6

Total liabilities and stockholders’ equity	$3,805.2	$3,773.2

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

			Predecessor
	Year Ended March 31, 2008	Period from July 22, 2006 through March 31, 2007	Period from April 1, 2006 through July 21, 2006	Year Ended March 31, 2006
Operating activities
Net income (loss)	$40.9	$2.9	$(39.6)	$22.9
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	54.2	36.1	14.0	43.0
Amortization of intangible assets	49.9	26.9	5.0	15.7
Accretion of bond premium	(0.9)	—	—	—
Amortization of deferred financing costs	10.3	5.0	1.1	3.7
Deferred income taxes	(14.2)	12.4	(17.0)	3.1
Loss (gain) on dispositions of property plant and equipment	0.3	1.3	(1.3)	0.4
Equity in earnings of unconsolidated affiliates	(1.1)	—	—	—
Non-cash write-off of deferred financing fees	—	—	20.5	—
Non-cash loss on divestiture (see Note 3)	8.7	—	—	—
Other non-cash (credits) charges	(2.2)	3.2	—	6.9
Stock-based compensation expense	7.4	5.1	—	—
Changes in operating assets and liabilities:
Receivables	(12.1)	(20.0)	12.4	(15.1)
Inventories	37.1	15.7	(18.1)	(14.7)
Other assets	3.3	(0.6)	(1.3)	(2.1)
Accounts payable	16.2	23.9	(17.2)	25.7
Accrued transaction fees	—	(18.6)	18.6	—
Accruals and other	35.0	(30.6)	18.5	2.4

Cash provided by (used for) operating activities	232.8	62.7	(4.4)	91.9

Investing activities
Expenditures for property, plant and equipment	(54.9)	(28.0)	(11.7)	(37.1)
Proceeds from dispositions of property, plant and equipment	0.4	1.3	1.6	2.3
Proceeds from sale of short term investments	6.6	—	—	—
Acquisitions, net of cash acquired	(73.7)	(1,898.8)	(5.6)	(301.3)

Cash used for investing activities	(121.6)	(1,925.5)	(15.7)	(336.1)

Financing activities
Proceeds from issuance of long-term debt	—	2,100.0	16.9	312.0
Repayments of long-term debt	(27.4)	(816.3)	(8.5)	(65.0)
Payment of financing fees	(0.6)	(74.8)	(0.2)	(7.6)
Payment of tender premium	—	(23.1)	—	—
Capital contributions	—	721.8	—	—
Proceeds from issuance of common stock	—	—	—	1.2

Cash (used for) provided by financing activities	(28.0)	1,907.6	8.2	240.6
Effect of exchange rate changes on cash	2.6	0.5	0.2	(0.2)

Increase (decrease) in cash	85.8	45.3	(11.7)	(3.8)
Cash at beginning of period	56.1	10.8	22.5	26.3

Cash at end of period	$141.9	$56.1	$10.8	$22.5

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fourth Quarter

(in millions)

(Unaudited)

	Quarter Ended March 31, 2008	Quarter Ended March 31, 2007
Net income	$11.7	$7.0
Interest expense, net	46.6	41.3
(Benefit) provision for income taxes	(1.9)	11.4
Depreciation and amortization	26.8	24.7

EBITDA	$83.2	$84.4

Adjustments to EBITDA:

Gain on Canal Street facility accident, net	$—	$(13.9)
Business Interruption insurance recoveries	—	10.0
Loss on divestiture	11.2	—
Stock option expense, net	1.8	2.4
Impact of inventory fair value adjustment	1.0	7.8
LIFO expense (income)	3.6	(10.1)
Required reserve adjustment related to predecessor	—	(1.1)
Other (income) expense, net	(0.2)	1.3

Subtotal of adjustment to EBITDA	17.4	(3.6)

Adjusted EBITDA	$100.6	$80.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. Other income, net for the quarter ended March 31, 2008, consists of management fee expense of $0.7 million, losses on sale of fixed assets of $0.1 million, foreign currency transaction losses of $0.4 million, earnings in unconsolidated affiliates of $0.8 million and other miscellaneous income of $0.6 million. For the quarter ended March 31, 2007, the gain on Canal Street accident consists of the $25.0 million of recoveries received offset by $11.1 million of incremental expenses and impairments, net. The $25.0 million is allocated between $10.0 million of recoveries under our business interruption policy and $15.0 million under our property and casualty insurance policies. Other expense, net for the quarter ended March 31, 2007, consists of management fee expense of $0.5 million, losses on the sale of fixed assets of $0.8 million, foreign currency transaction losses of $0.1 million and other miscellaneous income of $0.1 million.

RBS Global, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

Fiscal Year and Periods Ended

(in millions)

(Unaudited)

	Fiscal Year and Periods Ended
	Fiscal Year Ended March 31, 2008	Period from July 22, 2006 through March 31, 2007	Predecessor	Combined
			Period from April 1, 2006 through July 21, 2006	Fiscal Year Ended March 31, 2007
Net income (loss)	$40.9	$2.9	$(39.6)	$(36.7)
Interest expense, net	191.8	105.0	21.0	126.0
Provision (benefit) for income taxes	21.0	10.9	(16.1)	(5.2)
Depreciation and amortization	104.1	63.0	19.0	82.0

EBITDA	$357.8	$181.8	$(15.7)	$166.1

Adjustments to EBITDA:

Gain on Canal Street facility accident, net	$(29.2)	$(6.0)	$—	$(6.0)
Business Interruption insurance recoveries	11.1	10.0	—	10.0
Loss on divestiture	11.2	—	—	—
Transaction costs	—	—	62.7	62.7
Stock option expense, net	7.4	5.1	—	5.1
Impact of inventory fair value adjustment	20.0	25.0	—	25.0
LIFO (income) expense	(9.5)	(20.0)	1.2	(18.8)
Required reserve adjustment related to predecessor	—	(2.3)	2.3	—
CDSOA recovery	(1.4)	(8.8)	—	(8.8)
Other expense, net	6.7	3.1	0.4	3.5

Subtotal of adjustment to EBITDA	16.3	6.1	66.6	72.7

Adjusted EBITDA	$374.1	$187.9	$50.9	$238.8

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)	Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense and nonrecurring items. For the fiscal year ended March 31, 2008, the $29.2 million gain on Canal Street accident consists of $34.4 million of recoveries offset by $5.2 million of incremental expenses and impairments, net. The $34.4 million is allocated between $11.1 million of recoveries under our business interruption policy and $23.3 million under our property and casualty insurance policies. Other expense, net for fiscal year ended March 31, 2008, consists of management fee expense of $3.0 million, losses on the sale of fixed assets of $0.3 million, foreign currency transaction losses of $5.1 million and earnings in unconsolidated affiliates of $1.1 million and other miscellaneous income of $0.6 million. For the fiscal year ended March 31, 2007, transaction-related costs of $62.7 million consists entirely of seller-related expenses incurred in connection with the sale of the Company to Apollo. The gain on Canal Street accident consists of the $37.0 million of recoveries received offset by $31.0 million of incremental expenses and impairments, net. The $37.0 million is allocated between $10.0 million of recoveries under our business interruption policy and $27.0 million under our property and casualty insurance policies. Other expense, net for the fiscal year ended March 31, 2007, consists of management fee expense of $2.0 million, foreign currency transaction losses of $1.4 million and other miscellaneous expenses of $0.1 million.

RBS Global, Inc. and Subsidiaries

Supplemental Data

(in millions)

(Unaudited)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$288.4	$298.1	$283.1	$316.6	$1,186.2
Water Management	—	—	—	69.5	69.5
Corporate	—	—	—	—	—

Total	$288.4	$298.1	$283.1	$386.1	$1,255.7

Adjusted EBITDA
Power Transmission	$56.0	$58.4	$55.6	$71.5	$241.5
Water Management	—	—	—	14.0	14.0
Corporate	(4.0)	(3.6)	(4.4)	(4.7)	(16.7)

Total	$52.0	$54.8	$51.2	$80.8	$238.8

Adjusted EBITDA %
Power Transmission	19.4%	19.6%	19.6%	22.6%	20.4%
Water Management	n/a	n/a	n/a	20.1%	20.1%
Total (including Corporate)	18.0%	18.4%	18.1%	20.9%	19.0%

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
Net sales
Power Transmission	$309.8	$325.9	$334.0	$372.6	$1,342.3
Water Management	138.4	128.0	115.1	129.7	511.2
Corporate	—	—	—	—	—

Total	$448.2	$453.9	$449.1	$502.3	$1,853.5

Adjusted EBITDA
Power Transmission	$59.2	$66.4	$72.1	$80.0	$277.7
Water Management	30.6	29.6	22.9	24.8	107.9
Corporate	(2.8)	(2.3)	(2.2)	(4.2)	(11.5)

Total	$87.0	$93.7	$92.8	$100.6	$374.1

Adjusted EBITDA %
Power Transmission	19.1%	20.4%	21.6%	21.5%	20.7%
Water Management	22.1%	23.1%	19.9%	19.1%	21.1%
Total (including Corporate)	19.4%	20.6%	20.7%	20.0%	20.2%